Exhibit 99.1
NEWS RELEASE

CONTACT:
Al Galgano
952-567-0295
Al.Galgano@spok.com

Spok Reports Fourth Quarter and Full Year 2017 Operating Results;
Total Revenue growth for third sequential quarter

Wireless Trends Continue to Improve;
Board Declares Regular Quarterly Dividend, Authorizes $10 Million Stock Repurchase Program

SPRINGFIELD, Va. (February 28, 2018) - Spok Holdings, Inc. (NASDAQ: SPOK), the global leader in healthcare communications, today announced operating results for the fourth quarter and year ended December 31, 2017. In addition, the Company’s Board of Directors declared a regular quarterly dividend of $0.125 per share, payable on March 30, 2018, to stockholders of record on March 16, 2018.
2017 Fourth Quarter Results
In the 2017 fourth quarter, consolidated revenue was $43.8 million, compared to $44.2 million in the fourth quarter of 2016 and up from $43.6 million in the third quarter of 2017. Software revenue totaled $19.2 million in the fourth quarter of 2017, up from $17.7 million in the fourth quarter of 2016 and $18.5 million in the third quarter of 2017. Wireless revenue totaled $24.6 million in the fourth quarter, compared to $26.5 million in the year-earlier quarter and $25.1 million in the prior quarter.
The 2017 fourth quarter net loss was $21.4 million, or $1.07 per share, compared to net income of $3.0 million, or $0.15 per share, in the fourth quarter of 2016. In the fourth quarter of 2017, net income included a non-cash income tax charge of $24.2 million. The income tax charge resulted from the reduction of the deferred tax asset, or DTA, subsequent to the Company’s fourth quarter analysis of the impact of the changes from The Tax Cuts and Jobs Act of 2017. Excluding this charge, fourth quarter 2017 net income would have totaled $2.9 million or $0.14 per share.

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Fourth quarter EBITDA (earnings before interest, taxes, depreciation, amortization and accretion) totaled $6.4 million, or 14.5 percent of revenue, compared to $7.9 million, or 17.8 percent of revenue, in the year-earlier quarter, and up from $6.1 million, or 14.0 percent of revenue, in the third quarter of 2017.
2017 Full Year Results
For the full year 2017, consolidated revenue was $171.2 million, compared to $179.6 million in 2016. Wireless revenue was $101.2 million and software revenue was $70.0 million, compared to $109.6 million and $70.0 million, respectively, for 2016.
The net loss for 2017 was $15.3 million, or $0.76 per share, compared to net income of $14.0 million, or $0.68 per share, in the previous year. In the fourth quarter of 2017, net income included a non-cash income tax charge of $24.2 million. The income tax charge resulted from the reduction of the DTA as previously described. Excluding this charge, 2017 net income would have totaled $8.9 million or $0.44 per share.
EBITDA for full year 2017 was $22.3 million, or 13.0 percent of revenue, compared to $35.1 million, or 19.6 percent of revenue, for 2016.
Key Operating Highlights
Other key results and highlights for the 2017 fourth quarter and full year included:

•
Software bookings in the fourth quarter increased to $19.2 million, from $18.3 million in the prior quarter. Fourth quarter bookings included $10.5 million of operations bookings and $8.7 million of maintenance renewals. For 2017, bookings totaled $77.7 million, up 5 percent from $73.9 million in 2016. Software backlog totaled $42.3 million at December 31, 2017, up more than 10 percent from $38.3 million at year-end 2016.

•
Of the $19.2 million in software revenue for the fourth quarter, $9.4 million was operations revenue and $9.8 million was maintenance revenue, compared to $8.1million and $9.6 million, respectively, of the $17.7 million in software revenue for the fourth quarter of 2016.

•	The renewal rate for software maintenance revenue in the fourth quarter continued to exceed 99 percent.

•
The quarterly rate of paging unit erosion was 1.3 percent in the fourth quarter of 2017, compared to 2.2 percent in the prior quarter and 1.2 percent in the year-earlier period. Net paging unit losses were 14,000 in the fourth quarter of 2017, versus 23,000 in the prior quarter and 13,000 in the

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fourth quarter of 2016. Annual unit erosion totaled 62,000 units, or 5.6 percent, in 2017. This performance was unchanged from the prior year level of unit erosion. Paging units in service at December 31, 2017, totaled 1,049,000, compared to 1,111,000 at the end of the prior year.

•
The quarterly rate of wireless revenue erosion was 2.1 percent in the fourth quarter of 2017, unchanged from the prior quarter and up slightly from 1.8 percent in the year-earlier period, while the annual rate of wireless revenue erosion in 2017 slowed to 7.7 percent versus 7.9 percent in 2016.

•
Total paging ARPU (average revenue per unit) was $7.46 in the fourth quarter of 2017, compared to $7.59 in the year-earlier quarter and $7.48 in the prior quarter. For the year, ARPU totaled $7.51, compared to $7.67 in 2016.

•
Consolidated operating expenses (excluding depreciation, amortization and accretion) totaled $37.4 million in the fourth quarter of 2017, compared to $36.3 million in the year-earlier quarter. For 2017, operating expenses totaled $148.8 million, compared to $144.4 million in 2016.

•
Capital expenses were $2.2 million in the fourth quarter of 2017, compared to $1.9 million in the year-earlier quarter. For 2017, capital expenses totaled $9.2 million, compared to $6.3 million in 2016.

•	The number of full-time equivalent employees at December 31, 2017, totaled 596, compared to 587 at year-end 2016.

•
Capital returned to stockholders in 2017 totaled $25.2 million. This came in the form of approximately $10.0 million from the regular quarterly dividend, approximately $10.0 million from share repurchases and approximately $5.2 million from the special dividend that was declared in late December 2016 and paid in January 2017.

•	The Company’s cash balance at December 31, 2017, was $107.2 million, compared to $125.8 million at December 31, 2016.
Management Commentary
“We are encouraged with our performance in the fourth quarter of 2017 and for the full year”, said Vincent D. Kelly, chief executive officer. “We met or exceeded our expectations on key operating measures, including revenue levels, operating expense management, cash flow and subscriber retention. We were particularly pleased that the fourth quarter represented our third consecutive quarter of total revenue growth, with software revenue gains exceeding wireless revenue declines in each of those periods. Noteworthy was our

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performance in the second half of the year, as software revenue grew nearly 17 percent, compared to the first half of 2017, and wireless revenue declines slowed to a record low 3.5 percent, over the same period. We believe this provides strong momentum as we enter 2018.”
Commenting on software results, Kelly said: “In 2017 we continued to make key strategic investments in our business and our transition from a telecom-based wireless company to a software provider that delivers industry-leading healthcare communication solutions. We were particularly pleased in the fourth quarter to see nearly 9 percent in year-over-year software revenue growth and the third consecutive quarter of increased software revenue. In addition, in the fourth quarter we saw record high levels of software operations revenue.”
Fourth quarter 2017 software bookings of $19.2 million were up nearly 5 percent from the prior quarter. For the full year, bookings totaled $77.7 million, up 5.2 percent from the prior year levels. “Demand remained strong in the domestic markets for upgrades and installations of call center solutions, along with healthcare applications to increase patient safety, improve nursing workflows and enhance organizational efficiencies,” said Kelly.
The Company posted solid results for its wireless products and services in fourth quarter of 2017. Gross pager placements totaled 26,000 versus 36,000 in the prior year period, while gross disconnects of 40,000 improved from 49,000 in the fourth quarter of 2016. “As a result of our strong sales efforts throughout 2017, wireless trends continue to improve on both a sequential and year-over-year basis. Annual net pager losses were flat to prior year levels and continued to perform near historical lows,” continued Kelly. “Overall, wireless sales efforts continued to focus primarily on our core market segment of healthcare. It comprised 80.7 percent of our direct subscriber base and continued to be our best performing market segment with the highest rate of gross placements and lowest rate of unit disconnects.”
Continued Kelly, “Our investment strategy is to grow our software solutions, while maintaining our valuable wireless revenue stream and augmenting our talented team of associates. In 2018, we continue to take steps to strengthen our leadership team. At the beginning of the year, we were happy to announce the appointment of our new Chief Technology Officer, John LaLonde.  John is an industry veteran who brings a strong passion for innovation along with his extensive clinical and technical expertise in bioelectronics, cloud-based digital health, remote patient monitoring and mobile applications. With a background in physics and biomedical engineering and over 30 years of leadership experience at healthcare companies such as Medtronic, Boston Scientific and GE Healthcare, John will lead his team to focus on scaling and driving innovation around performance, clinical

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communication solutions, patient care workflow and creative new features supporting Spok’s existing and new business models.”
In 2017, Spok returned $25.2 million in capital to stockholders. In January, the company paid a $5.2 million special dividend that had been declared in December 2016. During the year, the Company paid approximately $10.0 million in regular quarterly dividends and repurchased 572,550 shares of common stock, totaling approximately $10.0 million. “In 2017, we were proud to be able to execute against our capital allocation strategy and drive shareholder value through dividends and share repurchases," continued Kelly. "This quarter represents the 46th consecutive quarter of paying a dividend. We were able to achieve this milestone while continuing to invest in our improved, integrated communication platform, Spok Care Connect®, and remaining a debt-free company.
Kelly noted that in addition to the financial performance the Company was able to achieve in 2017, progress was made in several other areas, including product development, sales strategy and key strategic partnership agreements. “Spok continues to build an industry-leading reputation,” commented Kelly. “During the quarter, we added 25 new customers to the Spok family, including 18 new Software customers and 7 new Wireless customers. In 2017, we added well over 100 new customers primarily in the healthcare and government sectors. We intend to carry that momentum throughout 2018 to stimulate long-term growth. We remain committed to our core values of putting the customer first, creating solutions that matter, innovation and accountability. Combined with our dedicated team, solid financial platform and industry-leading products and services, Spok is well positioned to meet the challenges of 2018.”
Michael W. Wallace, chief financial officer, said: “Continued expense management and strong financial discipline have allowed us to invest in our business for long-term growth. Our ability to align our expense base with the market demand we are seeing and drive high renewal rates in our recurring revenue categories has helped Spok to mostly offset the nearly 40 percent increase in research and development expenses over the past year to support the investments we are making in our sales and product platforms. Spok’s balance sheet remains strong, with a cash balance of $107.2 million at December 31, 2017. During the year, Spok generated nearly $16 million of net cash that partially offset cash returned to shareholders and capital expenditures.”
Stock Repurchase Authorization

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The Company also announced that its Board of Directors has authorized the repurchase of up to $10 million of the Company’s common stock through 2018 on the open market or in privately negotiated transactions. “Spok’s management team and Board of Directors firmly believe in our long-term growth prospects,” said Kelly. “We intend to utilize our healthy balance sheet and the ability to generate operating cash flow to fund the new repurchase program, which we believe will create further value for our stockholders.”
The timing and the amount of any repurchases of common stock will be determined by Spok’s board based on its evaluation of market conditions and other factors. Repurchases of common stock will be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased common stock will be available for use in connection with the Company's stock plans and for other corporate purposes.

Business Outlook
Commenting on the Company’s previously provided financial guidance for 2017, Wallace noted: “We are pleased that 2017 results were consistent with the guidance we had provided. For the year, total revenue of $171.2 million was above the midpoint of our guidance range of $161 million to $177 million, operating expenses of $148.8 million were below the low end of our guidance range of $153 million to $159 million, and capital expenses of $9.2 million were near the low end of our guidance range of $8.0 million to $12.0 million.” Regarding financial guidance for 2018, Wallace said the Company again expects total revenue to range from $161 million to $177 million. Included in that total, the Company expects software revenue to comprise $74.5 million to $82.5 million, a 6.4 percent to 17.9 percent increase from 2017. Also, Spok expects operating expenses (excluding depreciation, amortization and accretion) to range from $158 million to $165 million, and capital expenses to range from $4 million to $8 million.
* * * * * * * * *
2017 Fourth-Quarter and Full-Year Call and Replay:
Spok plans to host a conference call for investors to discuss its 2017 fourth quarter and full year results at 10:00 a.m. ET on Thursday, March 1, 2018. Dial-in numbers for the call are 323-794-2551 or 800-239-9838. The pass code for the call is 9975164. A replay of the call will be available from 1:00 p.m. ET on March 1, 2018

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until 1:00 p.m. ET on Thursday, March 15, 2018. To listen to the replay, please register at http://tinyurl.com/spok2017Q4earningsreplay. Please enter the registration information, and you will be given access to the replay.
* * * * * * * * *
About Spok
Spok Holdings, Inc. (NASDAQ: SPOK), headquartered in Springfield, Va., is proud to be the global leader in healthcare communications. We deliver clinical information to care teams when and where it matters most to improve patient outcomes. Top hospitals rely on the Spok Care Connect® platform to enhance workflows for clinicians, support administrative compliance, and provide a better experience for patients. Our customers send over 100 million messages each month through their Spok® solutions. When seconds count, count on Spok. For more information, visit spok.com or follow @spoktweets on Twitter.

Spok is a trademark of Spok Holdings, Inc. Spok Care Connect and Spok Mobile are trademarks of Spok, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Spok’s future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Spok’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, continued demand for our software products and services, our ability to develop additional software solutions for our customers and manage our development as a global organization, the ability to manage operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, competition from other software providers, government regulation, reliance upon third-party providers for certain equipment and services, unauthorized breaches or failures in cybersecurity measures adopted by us and/or included in our products and services, as well as other risks described from time to time in our periodic reports and other filings with the Securities and Exchange Commission. Although Spok believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Spok disclaims any intent or obligation to update any forward-looking statements.

Tables to Follow

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SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (a)
(Unaudited and in thousands except share, per share amounts and ARPU)

	For the three months ended		For the twelve months ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Revenue:
Wireless	$24,579	$26,535	$101,188	$109,590
Software	19,191	17,649	69,987	69,971
Total revenue	43,770	44,184	171,175	179,561
Operating expenses:
Cost of revenue	7,122	7,482	28,418	30,649
Research and development	4,934	3,702	18,702	13,467
Service, rental and maintenance	7,617	7,989	31,502	32,734
Selling and marketing	6,039	5,855	22,823	24,768
General and administrative	11,695	11,277	47,400	42,827
Depreciation, amortization and accretion	2,774	3,176	11,624	12,963
Total operating expenses	40,181	39,481	160,469	157,408
% of total revenue	91.80%	89.36%	93.75%	87.66%
Operating income	3,589	4,703	10,706	22,153
% of total revenue	8.20%	10.64%	6.25%	12.34%
Interest income	229	99	719	275
Other (expense) income	(282)	100	134	543
Income before income tax expense	3,536	4,902	11,559	22,971
Income tax expense	(24,920)	(1,876)	(26,865)	(8,992)
Net (loss) income	$(21,384)	$3,026	$(15,306)	$13,979
Basic and diluted net (loss) income per common share	$(1.07)	$0.15	$(0.76)	$0.68
Basic and diluted weighted average common shares outstanding	19,987,763	20,529,958	20,210,260	20,586,066
Key statistics:
Units in service	1,049	1,111	1,049	1,111
Average revenue per unit (ARPU)	$7.46	$7.59	$7.51	$7.67
Bookings	$19,190	$20,025	$77,709	$73,854
Backlog	$42,305	$38,295	$42,305	$38,295

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (a)
(Unaudited and in thousands except share, per share amounts and ARPU)

	For the three months ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Revenue:
Wireless	$24,579	$25,110	$25,639	$25,860	$26,535	$27,024	$27,859	$28,172
Software	19,191	18,526	16,686	15,584	17,649	18,331	16,776	17,216
Total revenue	43,770	43,636	42,325	41,444	44,184	45,355	44,635	45,388
Operating expenses:
Cost of revenue	7,122	7,069	7,190	7,036	7,482	7,639	7,513	8,017
Research and development	4,934	5,001	4,662	4,105	3,702	3,645	3,211	2,908
Service, rental and maintenance	7,617	7,875	7,944	8,066	7,989	8,253	8,188	8,305
Selling and marketing	6,039	5,533	5,329	5,922	5,855	5,955	6,429	6,529
General and administrative	11,695	12,058	11,939	11,710	11,277	10,605	10,439	10,506
Depreciation, amortization and accretion	2,774	2,775	2,851	3,223	3,176	3,229	3,235	3,323
Total operating expenses	40,181	40,311	39,915	40,062	39,481	39,326	39,015	39,588
% of total revenue	91.8%	92.4%	94.3%	96.7%	89.4%	86.7%	87.4%	87.2%
Operating income	3,589	3,325	2,410	1,382	4,703	6,029	5,620	5,800
% of total revenue	8.2%	7.6%	5.7%	3.3%	10.6%	13.3%	12.6%	12.8%
Interest income, net	229	214	154	122	99	67	61	49
Other (expense) income, net	(282)	359	89	(30)	100	85	104	254
Income before income tax expense	3,536	3,898	2,653	1,474	4,902	6,181	5,785	6,103
Income tax expense	(24,920)	(171)	(1,155)	(620)	(1,876)	(2,123)	(2,334)	(2,659)
Net (loss) income	$(21,384)	$3,727	$1,498	$854	$3,026	$4,058	$3,451	$3,444
Basic and diluted net (loss) income per common share	$(1.07)	$0.19	$0.07	$0.04	$0.15	$0.20	$0.17	$0.17
Basic weighted average common shares outstanding	19,987,763	19,977,263	20,353,801	20,530,739	20,529,958	20,541,275	20,568,058	20,706,082
Key statistics:
Units in service	1,049	1,063	1,086	1,091	1,111	1,124	1,144	1,153
Average revenue per unit (ARPU)	$7.46	$7.48	$7.52	$7.56	$7.59	$7.63	$7.71	$7.77
Bookings	$19,190	$18,327	$20,405	$19,788	$20,025	$18,659	$20,063	$15,106
Backlog	$42,305	$46,900	$43,455	$40,555	$38,295	$38,812	$39,475	$36,766

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (a)
(In thousands)

	12/31/2017	12/31/2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$107,157	$125,816
Accounts receivable, net	32,279	23,666
Prepaid expenses and other	5,752	4,384
Inventory	1,672	1,996
Total current assets	146,860	155,862
Non-current assets:
Property and equipment, net	13,399	12,818
Goodwill	133,031	133,031
Intangible assets, net	7,917	10,803
Deferred income tax assets	47,679	73,068
Other non-current assets	1,675	2,505
Total non-current assets	203,701	232,225
Total assets	$350,561	$388,087
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,305	$1,909
Accrued compensation and benefits	11,018	13,268
Accrued dividends payable	384	5,140
Accrued taxes	2,547	4,132
Deferred revenue	31,414	29,145
Other current liabilities	4,226	2,733
Total current liabilities	50,894	56,327
Non-current liabilities:
Deferred revenue	1,063	752
Other long-term liabilities	8,075	8,921
Total non-current liabilities	9,138	9,673
Total liabilities	60,032	66,000
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	98,731	104,810
Retained earnings	191,796	217,275
Total stockholders' equity	290,529	322,087
Total liabilities and stockholders' equity	$350,561	$388,087

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (a)
(Unaudited and in thousands)

	Twelve months ended
	12/31/2017	12/31/2016
Cash flows provided by operating activities:
Net (loss) income	$(15,306)	$13,979
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, amortization and accretion	11,624	12,963
Deferred income tax expense	25,390	6,926
Stock based compensation	3,688	854
Provisions for doubtful accounts, service credits and other	1,035	761
(Gain) Loss on disposals of property and equipment and adjustments of non-cash transaction taxes	(813)	(268)
Changes in assets and liabilities:
Accounts receivable	(9,648)	(1,790)
Prepaid expenses, intangible assets and other assets	274	843
Accounts payable, accrued liabilities and other	(3,267)	1,083
Deferred revenue	2,579	2,110
Net cash provided by operating activities	15,556	37,461
Cash flows from investing activities:
Purchases of property and equipment, net of proceeds from disposals of property and equipment	(9,214)	(6,254)
Net cash used in investing activities	(9,214)	(6,254)
Cash flows from financing activities:
Cash distributions to stockholders	(15,234)	(10,287)
Purchase of common stock (including commissions)	(10,023)	(6,489)
Proceeds from issuance of common stock under the Employee Stock Purchase Plan	256	53
Net cash used in financing activities	(25,001)	(16,723)
Net decrease in cash and cash equivalents	(18,659)	14,484
Cash and cash equivalents, beginning of period	125,816	111,332
Cash and cash equivalents, end of period	$107,157	$125,816
Supplemental disclosure:
Income taxes paid	$2,620	$695

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONSOLIDATED REVENUE
SUPPLEMENTAL INFORMATION (a)
(Unaudited and in thousands)

	For the three months ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Revenue
Paging	$23.624	$24,128	$24,572	$24,972	$25,441	$25,944	$26,564	$27,101
Non-paging	955	982	1,067	888	1,094	1,080	1,295	1,071
Total wireless revenue	$24.579	$25,110	$25,639	$25,860	$26,535	$27,024	$27,859	$28,172

Subscription	559	577	623	543	551	560	503	498
License	2,431	1,995	1,641	1,171	1,594	1,842	1,691	1,593
Services	5,437	5,189	3,650	3,354	4,500	5,578	4,202	4,315
Equipment	945	1,102	1,127	973	1,402	1,091	1,250	1,729
Operations revenue	$9,372	$8,863	$7,041	$6,041	$8,047	$9,071	$7,646	$8,135

Maintenance revenue	$9,819	$9,663	$9,645	$9,543	$9,602	$9,260	$9,130	$9,081
Total software revenue	$19,191	$18,526	$16,686	$15,584	$17,649	$18,331	$16,776	$17,216

Total revenue	$43,770	$43,636	$42,325	$41,444	$44,184	$45,355	$44,635	$45,388

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONSOLIDATED OPERATING EXPENSES
SUPPLEMENTAL INFORMATION (a)
(Unaudited and in thousands)

	For the three months ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Cost of revenue
Payroll and related	$4,374	$4,330	$4,613	$4,490	$4,611	$4,469	$4,404	$4,632
Cost of sales	1,990	2,228	1,904	1,995	2,415	2,587	2,323	2,784
Stock based compensation	58	4	60	58	(108)	57	58	49
Other	700	507	613	493	564	526	728	552
Total cost of revenue	7,122	7,069	7,190	7,036	7,482	7,639	7,513	8,017
Research and development
Payroll and related	3,521	4,005	3,807	3,405	3,195	2,939	2,505	2,337
Outside services	1,361	849	659	516	511	569	580	428
Stock based compensation	(71)	43	65	55	(82)	46	48	40
Other	123	104	131	129	78	91	78	103
Total research and development	4,934	5,001	4,662	4,105	3,702	3,645	3,211	2,908
Service, rental and maintenance
Payroll and related	2,413	2,582	2,607	2,665	2,687	2,638	2,644	2,743
Site rent	3,471	3,534	3,604	3,620	3,618	3,626	3,668	3,660
Telecommunications	979	1,060	1,001	1,081	1,096	1,162	1,127	1,222
Stock based compensation	20	20	20	20	(29)	15	15	13
Other	734	679	712	680	617	812	734	667
Total service, rental and maintenance	7,617	7,875	7,944	8,066	7,989	8,253	8,188	8,305
Selling and marketing
Payroll and related	2,573	3,113	3,039	3,071	3,556	3,467	3,489	3,654
Commissions	1,634	1,234	1,121	1,202	1,248	1,317	1,559	1,525
Stock based compensation	93	84	99	101	(131)	75	75	48
Other	1,739	1,102	1,070	1,548	1,182	1,096	1,306	1,302
Total selling and marketing	6,039	5,533	5,329	5,922	5,855	5,955	6,429	6,529
General and administrative
Payroll and related	3,649	4,569	4,420	4,439	4,426	4,076	4,249	4,399
Stock based compensation	774	711	755	722	(863)	507	534	488
Facility rent	858	913	869	819	817	848	810	839
Outside services	2,608	2,267	2,224	2,287	2,277	2,082	1,964	1,735
Taxes, licenses and permits	1,120	1,077	1,034	989	976	1,164	1,060	1,055
Other	2,686	2,521	2,637	2,454	3,644	1,928	1,822	1,990
Total general and administrative	11,695	12,058	11,939	11,710	11,277	10,605	10,439	10,506
Depreciation, amortization and accretion	2,774	2,775	2,851	3,223	3,176	3,229	3,235	3,323
Operating expenses	$40,181	$40,311	$39,915	$40,062	$39,481	$39,326	$39,015	$39,588
Capital expenditures	$2,179	$1,816	$2,353	$2,851	$1,878	$1,396	$1,537	$1,445

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
UNITS IN SERVICE ACTIVITY, MARKET SEGMENT, CHURN
AND AVERAGE REVENUE PER UNIT (ARPU) (a)
(Unaudited and in thousands)

	For the three months ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Paging units in service
Beginning units in service (000's)	1,063	1,086	1,091	1,111	1,124	1,144	1,153	1,173
Gross placements	26	30	42	28	36	34	39	28
Gross disconnects	(40)	(53)	(47)	(48)	(49)	(54)	(48)	(48)
Net change	(14)	(23)	(5)	(20)	(13)	(20)	(9)	(20)
Ending units in service	1,049	1,063	1,086	1,091	1,111	1,124	1,144	1,153
End of period units in service % of total (b)
Healthcare	80.7%	80.4%	80.4%	79.7%	79.3%	78.6%	78.2%	77.5%
Government	6.0%	6.1%	6.3%	6.4%	6.5%	6.7%	6.8%	6.9%
Large enterprise	6.0%	6.0%	6.1%	6.1%	6.2%	6.5%	6.6%	6.9%
Other(b)	7.2%	7.4%	7.3%	7.7%	8.0%	8.2%	8.3%	8.7%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Account size ending units in service (000's)
1 to 100 units	92	95	98	102	106	110	114	118
101 to 1,000 units	198	201	204	214	217	222	228	238
>1,000 units	759	767	784	775	788	792	802	797
Total	1,049	1,063	1,086	1,091	1,111	1,124	1,144	1,153
Account size net loss rate(c)
1 to 100 units	(3.6)%	(2.8)%	(3.7)%	(3.4)%	(3.9)%	(3.5)%	(4.0)%	(4.3)%
101 to 1,000 units	(1.1)%	(1.8)%	(4.5)%	(1.3)%	(2.3)%	(2.6)%	(4.0)%	(2.0)%
>1,000 units	(1.1)%	(2.2)%	1.1%	(1.7)%	(0.5)%	(1.2)%	0.6%	(1.2)%
Total	(1.3)%	(2.2)%	(0.4)%	(1.8)%	(1.2)%	(1.7)%	(0.8)%	(1.7)%
Account size ARPU
1 to 100 units	$12.11	$12.23	$12.16	$12.22	$12.25	$12.34	$12.48	$12.57
101 to 1,000 units	8.58	8.62	8.61	8.66	8.63	8.64	8.65	8.70
>1,000 units	6.59	6.59	6.64	6.64	6.67	6.68	6.75	6.77
Total	$7.46	$7.48	$7.52	$7.56	$7.59	$7.63	$7.71	$7.77

(a) Slight variations in totals are due to rounding.
(b) Other includes hospitality, resort and indirect units
(c) Net loss rate is net current period placements and disconnected units in service divided by prior period ending units in service.

SPOK HOLDINGS, INC.
RECONCILIATION FROM NET INCOME TO EBITDA (a)
(Unaudited and in thousands)

	For the three months ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Reconciliation of net income to EBITDA (b) (c):
Net (loss) income	$(21,384)	$3,727	$1,498	$854	$3,026	$4,058	$3,451	$3,444
Plus (less): Income tax expense	24,920	171	1,155	620	1,876	2,123	2,334	2,659
Plus (less): Other expense (income)	282	(359)	(89)	30	(100)	(85)	(104)	(254)
Less: Interest income	(229)	(214)	(154)	(122)	(99)	(67)	(61)	(49)
Operating income	3,589	3,325	2,410	1,382	4,703	6,029	5,620	5,800
Plus: depreciation, amortization and accretion	2,774	2,775	2,851	3,223	3,176	3,229	3,235	3,323
EBITDA (as defined by the Company)	6,363	6,100	5,261	4,605	7,879	9,258	8,855	9,123
Less: Purchases of property and equipment	(2,179)	(1,816)	(2,353)	(2,851)	(1,878)	(1,396)	(1,537)	(1,445)
Plus: Severance	53	51	—	—	1,438	12	—	(4)
Adjusted OCF (as defined by the Company)	$4,237	$4,335	$2,908	$1,754	$7,439	$7,874	$7,318	$7,674

	Twelve months ended
	12/31/2017	12/31/2016
Reconciliation of net income to EBITDA (b) (c):
Net (loss) income	$(15,306)	$13,979
Plus: Income tax expense	26,865	8,992
Less: Other income	(134)	(543)
Less: Interest income	(719)	(275)
Operating income	10,706	22,153
Plus: depreciation, amortization and accretion	11,624	12,963
EBITDA (as defined by the Company)	22,330	35,116
Less: Purchases of property and equipment	(9,200)	(6,256)
Plus: Severance	104	1,446
Adjusted OCF (as defined by the Company)	$13,234	$30,306

(a) Slight variations in totals are due to rounding.
(b) EBITDA or earnings before interest, taxes, depreciation, amortization and accretion is a non-GAAP measure and is presented for analytical purposes only.
(c) EBITDA is the starting point for calculation of operating cash flow for purposes of the Company’s short term and long term incentive plans. Management and the Board of Directors also rely on EBITDA for purposes of determining the Company’s capital allocation policies. We define OCF as EBITDA less purchases of tangible assets and severance expense in determining whether management has achieved certain performance objectives for the year as set by our Board of Directors in awarding annual and long term incentive compensation to senior executives.

SPOK HOLDINGS, INC.
2018 FINANCIAL GUIDANCE
(Unaudited and in millions)

		Guidance Range
		From	To
Revenues
	Wireless	86.5	94.5
	Software	74.5	82.5
		161.0	177.0

Operating Expenses (a)		165.0	158.0

Capital Expenses		8.0	4.0

(a) Operating expenses exclude depreciation, amortization and accretion.